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                                                               EXHIBIT 3.1

                                                          October 11, 1995

Smith Barney Unit Trusts

Equity Focus Trusts--

The Bank & Thrift Series

Smith Barney Inc.

Unit Trust Department

388 Greenwich Street, 23rd Floor

New York, NY 10013

Dear Sirs:

  We have acted as special counsel for you, as sponsor (the "Sponsor") of Smith Barney Unit Trusts Equity Focus Trusts--The Bank & Thrift Series (the "Trust"), in connection with the issuance of units of fractional undivided interest in the Trust (the "Units") in accordance with the Trust Indenture relating to the Trust (the "Indenture").

  We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and instruments as we have deemed necessary or advisable for the purpose of this opinion.

  Based upon the foregoing, we are of the opinion that (i) the execution and delivery of the Indenture and the issuance of the Units have been duly authorized by the Sponsor and (ii) the Units, when duly issued and delivered by the Sponsor and the Trustee in accordance with the Indenture, will be legally issued, fully paid and non-assessable.

  We hereby consent to the use of this opinion as Exhibit 3.1 to the Registration Statement relating to the Units filed under the Securities Act of 1933 and to the use of our name in such Registration Statement and in the related prospectus under the heading "Miscellaneous--Legal Opinion."

                                          Very truly yours,

                                          Davis Polk & Wardwell